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                                                                   EXHIBIT 10.36

[LETTERHEAD]
[HEALTH SYSTEMS INTERNATIONAL]


June 4, 1996


Dr. Arthur Southam
347 10th Street
Santa Monica, CA 90403

Re:    OFFER OF EMPLOYMENT

Dear Artie:

We are pleased to extend to you an offer of employment with Health Systems International, Inc. ("HSI") and its subsidiary, Health Net (hereinafter collectively referred to as the "Company"), for the exempt positions of President and Chief Executive Officer of Health Net and Senior Vice President of HSI at an annual base salary of $375,000. In these capacities, you will report to Mr. Jay M. Gellert, President and Chief Operating Officer of HSI. Your office will be located in Woodland Hills, California. The target start date for your employment is July 2, 1996, subject to arrangements you are making with your current employer. In no event will you start work later than July 9, 1996.

As a senior executive of the Company, your annual base salary will be reviewed each year by the HSI Compensation and Stock Option Committee. Your first review for annual salary compensation purposes is scheduled to occur in December of 1997.

You will also be eligible to participate in the HSI Management Bonus Plan. Under this plan you can earn up to 65% of your base salary as a bonus at the 100% of target level, subject to the discretion of the HSI Compensation and Stock Option Committee, if certain goals based upon HSI's, Health Net's and your individual performance are achieved. If corporate and individual performance exceed goals, you can earn as much as 97.5% of your base salary as a bonus. Your total bonus award will be prorated for 1996 based upon the number of full months you are employed by the Company during the year. For the 1996 Plan year only, the Company will guarantee that your bonus award will not be less than $62,500. Any additional 1996 bonus award will be based upon performance that exceeds the targets necessary for you to receive $62,500. For Plan years beginning on and after 1997, there will be no further bonus guarantees. The goals that will be used to measure your performance are attached hereto as Exhibit 1, and it is intended that you will be provided goals for successive calendar years prior to January 31st of each such year.
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Dr. Arthur Southam
June 4, 1996
Page 2


Upon commencement of your employment, the Company will award you a signing bonus in the amount of $75,000, as reimbursement for the cash bonus you have indicated you will forego with your current employer.

With respect to any bonus award, you must also be actively employed and on the Company payroll at the time said bonus is to be paid. The HSI Compensation and Stock Option Committee in its sole discretion will award amounts as it deems appropriate consistent with the guidelines of the HSI Management Bonus Plan.
If you are deemed to be one of HSI's five highest paid executive officers for any given year, you will participate in the HSI Performance-Based Annual Bonus Plan as adopted by HSI shareholders in 1994, in lieu of the Management Bonus Plan (the HSI Performance-Based Annual Bonus Plan is designed to address the limitations imposed under federal tax law on the Company's ability to deduct certain compensation paid to the five highest paid executive officers).

In addition to the foregoing, and subject to (1) any applicable prerequisite length of employment or other eligibility requirements and (2) your continued employment with the Company, you will be eligible for consideration to receive and/or participate in the fringe benefits set forth in the Company's applicable Plan Documents, Associate Handbooks and/or Policy Statement, subject to the Company's right to enhance, increase, reduce, eliminate or otherwise modify at any time these or other fringe benefits (including the bonus plans referenced above). Your Company benefits include:

         o       Associate 401(k) Savings Plan.

         o       Employee Stock Purchase Plan.

         o Group medical coverage for you and your eligible dependents at current monthly rates applicable to the Company's employees to start July 2, 1996.

         o Group dental coverage for you and your eligible dependents at current monthly rates applicable to the Company's employees to start July 2, 1996.

         o Group term life insurance in the amount of $500,000 (supplemental term life insurance and term life insurance for your dependents is also available at your expense).

         o       Short-term and long-term disability benefits.


         o 22 vacation and/or paid-time off days per calendar year. Additionally, the week of August 2, 1996 through August 8, 1996 will be a paid vacation and will not offset your normal paid-time off accruals.
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Dr. Arthur Southam
June 4, 1996
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         o       An anticipated initial nonqualified stock option grant
                 (vesting one third per year, beginning on the third anniversary of your employment, with a ten year life) to purchase 50,000 shares of HSI Class A Common Stock at an exercise price equal to the closing price of such stock on the date of grant, and to purchase an additional 15,000 shares of HSI Class A Common Stock at an exercise price equal to a 20% premium over such closing price (vesting immediately in each case with a term subject to the restrictions contained in HSI's standard form of stock option agreement). Such option grant is expected to be made at the first meeting of the HSI Compensation and Stock Option Committee after your hire date.

         o Eligibility to participate in HSI's profit-sharing stock grant program, which is based upon the profits of HSI and Health Net.

         o Eligibility to participate in the Company's Supplemental Executive Retirement Plan.

         o Reimbursement of reasonable, substantiated monthly business expenses.

         o       Company paid holidays (currently ten days per year).

         o       Education Assistance Program.

         o A car allowance of $1,000 per month plus a corporate VISA charge card which can be used for Company-related expenses.

         o       A cellular phone for your vehicle.

         o       A fax machine to be installed at your home.

         o Financial planning allowance for tax advice and financial counseling subject to a maximum of $5,000 per year beginning with 1996.

         o Dues and expenses associated with membership in the Jonathan Club and YPO subject to appropriate documentation of said expenses.

You have agreed to diligently pursue securing the accrued SERP benefit promised to you by your current employer. Should your efforts prove unsuccessful or only partially successful, the Company will provide you with a SERP benefit that compensates you for the difference between the amount you would have received on an accrued basis July 1, 1996 and the amount you are successful in securing. As we discussed, the benefit you
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Dr. Arthur Southam
June 4, 1996
Page 4

will receive from the Company is approximately $52,000 per year for life beginning at age 60 and the benefit will not be used as an offset to any benefit you may accrue under the HSI SERP. You will be 100% vested in this benefit upon commencement of your employment. Artie, please note that this benefit award is subject to verification by way of documentation which you will forward to me and is not intended to provide benefits in addition to SERP amounts you receive from your current employer.

Additionally, acceptance of this offer of employment will provide you with two potential severance arrangements. A Change-of-Control severance will protect you in the unlikely event a Change-of-Control transaction (as defined below) occurs resulting in termination of your employment. Absent a Change-of-Control transaction, you may also be eligible for a termination severance benefit, if your employment is terminated under circumstances described below.

If, during a two-year period following a Change-of-Control transaction, you are terminated by the Company or voluntarily resign for "good reason" (as defined below), you will receive severance pay equal to three years of your then current annual base salary, except that any severance pay will not exceed the lesser of (i) $1.2 million or (ii) the applicable Internal Revenue Code Section 280G limitations to avoid penalty taxes and deduction limitations on "excess parachute payments".

Change-of-Control is defined as any one of the following:

         o A 51% change in beneficial ownership as a result of a single transaction of all capital stock of HSI;

         o A change in the majority of outside directors of HSI's Board of Directors over two years, which is unapproved by a majority of HSI's current directors;

         o The sale of substantially all of HSI's assets to an unrelated third party; or

         o       The liquidation or dissolution of HSI.

For purposes of your Change-of-Control severance benefit, "good reason" means a material reduction in the scope of your position, duties or responsibilities, or of your salary or status with the Company, or your removal from your positions referred to above as determined by the HSI Compensation and Stock Option Committee existing as of the date of the Change-of-Control, or if your principal office is relocated or changed without your consent to a location more than 50 miles from the Company's current offices located in Woodland Hills, California except in connection with the termination of your employment for disability, normal retirement or cause, or by voluntary resignation other than for good reason.
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Dr. Arthur Southam
June 4, 1996
Page 5


If you are terminated by the Company for a reason other than a Change-of-Control, as defined in the preceding paragraphs, or just cause, or if you voluntarily resign for "good reason" (as defined below), you will be entitled to receive a severance payment equal to two years of your then current annual base salary, except that any severance payment will not exceed $800,000. "Just cause", for purposes of this paragraph, includes, without limitation, acts of dishonesty, insubordination, incompetence or moral turpitude, conviction of a felony which is materially and demonstrably injurious to the Company, habitual drunkenness, narcotic drug addiction, or other material misconduct of any kind. Poor performance of the Company shall not be considered "just cause." Further, actions taken at the direction of the Board, or actions based on the recommendations of corporate legal counsel or qualified outside advisors shall be presumed to be taken in good faith and for the best interest of the Company. "Good reason" for purposes of this paragraph means a material reduction in the scope of your position, duties or responsibilities, or of your salary or status with the Company, or your removal from your positions referred to above or if your principal office is relocated or changed without your consent to a location more than 50 miles from the Company's current offices located in Woodland Hills, California.

In the event you voluntarily terminate your employment with the Company, there shall be no restrictions on your future employment.

Should disagreements arise with respect to this offer of employment, you and the Company agree to submit the matter to binding arbitration. The Company shall also have the right to pursue an equitable remedy in a California court pursuant to the applicable laws of California with respect to the non-compete and confidentiality restrictions set forth below. The prevailing party in either the arbitration and/or the equitable remedy action shall recover all attorney's fees and costs incurred.

This offer of employment shall remain confidential and, if accepted by you, will obligate you to the following non-compete agreement as a condition of receipt of any severance payments. Severance payments will be made on a monthly basis for a period of two (2) years and are contingent upon verification that you have complied with the non-compete provisions described below. Accordingly, if you accept this offer, you agree that you will not, as long as you accept severance payments, undertake any employment or activity on behalf of a Competitor which employment or activity could call upon you to reveal, to make judgments on or otherwise use any confidential business information or trade secrets of the business of the Company or any of its affiliates to which you had access during your employment with the Company.

For these purposes, "Competitor," shall refer to Kaiser Health Plan, Blue Cross of California/WellPoint Health Networks, Blue Shield of California, Foundation Health
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Dr. Arthur Southam
June 4, 1996
Page 6


Plans, Aetna Health Plans, PacifiCare, FHP International, Humana, United Healthcare Corp, CIGNA, Prudential, or any other organization that would reasonably be categorized as a member of this peer group. It is hereby further agreed that if an arbitrator or any court of competent jurisdiction shall determine that the restrictions imposed in this noncompete agreement are unreasonable, invalid or unlawful (including, but not limited to, the definition of Market Area or Competitor or the time period during which this restriction is applicable), the parties hereto hereby agree to any restrictions that such arbitrator or court would find to be reasonable under the circumstances. It is further agreed that the Company shall have all equitable remedies available to enforce this noncompetition restriction and the confidentiality restriction set forth in the following paragraph.

You acknowledge and agree that, during the period of your employment by the Company, you will have access to and become acquainted with various confidential information and practices, confidential customer information, and pricing methodology. All documents, memoranda, reports, files, correspondence, lists and other written, electronic and graphic records affecting or relating to the Company's business that you may prepare, use, observe, possess or control shall be and remain the Company's sole property, and you shall not disclose any of these items, except as required in the course of your employment by the Company. In the event of the termination of your employment, you shall deliver promptly to the Company all written and/or graphic records containing such trade secrets or confidential information.

Nothing set forth herein is intended to create any condition or term of employment other than that of an "at-will" employee. In other words, by accepting employment with the Company you confirm that your employment is voluntary and that there is no obligation on your part or on the part of the Company to continue that employment relationship for any period of time. While the Company certainly hopes that there will be a long and mutually satisfactory relationship between you and the Company, it is expressly understood and agreed that your employment can be terminated by either you or the Company at any time, for any reason and with or without prior notice of any kind. The only way in which this "at will" employment relationship can be changed is by a written agreement, approved by the HSI Compensation and Stock Option Committee, which expressly sets forth a specific length of employment and other appropriate terms and conditions for the employment relationship.

The foregoing describes the terms of this offer of employment. Any prior or contemporaneous agreements or representations, whether oral or written, which may have been made or discussed but which are not included herein, are of no force or effect whatsoever or at all. The HSI Compensation and Stock Option Committee has approved this offer of employment.
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Dr. Arthur Southam
June 4, 1996
Page 7

Artie, you should know that both Jay Gellert and Dr. Hasan join me in extending our warmest wishes. We are both enthusiastic about the prospect of having you on Company's "First Team". Wishing you the best of success and the very

Best of health,


JAMES J. WILK

James J. Wilk
Senior President, Human Resources
and Administrative Services of Health Net

JJW/lsm

I hereby accept the terms of this offer of employment as outlined above.


/s/ ARTHUR M. SOUTHAM             6/4/96
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Arthur M. Southam, M.D.           Date


Attachment: Exhibit 1

c:       Malik M. Hasan, M.D. w/attachments
         Jay M. Gellert w/attachments